Contact: Mike Schuh (425) 951-1224

SONOSITE ANNOUNCES GLOBAL PATENT SETTLEMENT WITH GE

Agreement Affirms Value of Patents and Establishes Innovative Research Foundation

BOTHELL, WA - October 19,  2009 - SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in hand-carried ultrasound for the point-of-care, announced today that the company has resolved all pending patent litigation with General Electric Company (GE). This includes the lawsuit filed by GE in 2008 in the federal district court in Madison, Wisconsin (case no. 08-cv-298-bbc) to invalidate SonoSite's US Patent No. 5,722,412 (the '412" patent") and a pending appeals in the Federal Circuit (case nos. 2008-1567, 2008-1568) of certain rulings in a patent infringement case filed by GE in the same Wisconsin court in 2007.  The settlement also resolves a revocation action filed by GE in the Federal Patent Court in Germany relating to the '412 patent.

Under the terms of the settlement agreement, GE will make an up front payment to SonoSite of  $21 million and pay an ongoing royalty on US sales and production of hand-carried ultrasound systems weighing less than ten pounds in exchange for a perpetual nontransferable worldwide license to the '412 patent family. SonoSite will receive these royalties until the '412 patent expires in 2016. The terms of the settlement provides for the dismissal of all pending legal actions between SonoSite and GE as well as a cross-license to the other party's patents asserted in the lawsuits. The settlement agreement also includes a dispute resolution process, designed to avoid future litigation between the parties.

The companies have also agreed to form in a unique new foundation aimed at funding clinical research, education and training of best practices for point-of-care ultrasound. Other terms of the settlement are confidential.

Commenting on the settlement, SonoSite President and CEO, Kevin M. Goodwin said, "We are pleased with the outcome of this matter and have now fully resolved all of our pending litigation with GE. The agreement with GE is an important milestone in the development of point-of-care ultrasound. It not only affirms the value of our patents, but also will enable the expansion of our research program for point-of-care ultrasound in medicine. We believe that this resolution is positive for SonoSite, our customers, our partners and the overall ultrasound industry.”

About SonoSite
SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand-carried ultrasound.  Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries.  SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care.